EXPLANATION OF RESPONSES
(1)	The Class B common stock automatically converted into Class A common stock of the issuer on a one-for-one basis upon the occurrence of the Initial Distribution (as defined below).
(2)	Held directly by Insight Venture Partners VII, L.P. (“IVP VII”).
(3)	Held directly by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”).
(4)	Held directly by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”).
(5)	Held directly by Insight Venture Partners VII (Co-Investors), L.P. (“IVP Co-Investors VII” and, together with IVP VII, IVP Cayman VII and IVP Delaware VII, the “IVP VII Funds”).
(6)	Held directly by Insight Venture Partners Coinvestment Fund II, L.P. (“IVP Coinvestment II” and, together with the IVP VII Funds, the “Insight Funds”).
(7)
On March 21, 2019, the Insight Funds distributed an aggregate of 6,000,000 shares of Class A common stock of the Issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “Initial Distribution”).  In connection with the Initial Distribution, Insight Venture Associates VII, L.P. (“IVA VII”), the general partner of each of the IVP VII Funds, acquired direct ownership of 818,541 shares of Class A common stock (the “IVP VII Funds Distribution”) and Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”), the general partner of IVP Coinvestment II acquired direct ownership of 164,582 shares of Class A common stock (the “IVP Coinvestment II Distribution”).  On March 21, 2019, IVA VII distributed 818,541 shares of Class A common stock pro rata to its partners in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of IVA VII (the “IVA VII Distribution”) and IVA Coinvestment II distributed 173,448 shares of Class A common stock pro rata to its partners in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of IVA Coinvestment II (the “IVA Coinvestment II Distribution” and, together with the Initial Distribution, the IVP VII Funds Distribution and the IVP Coinvestment II Distribution, the “Distribution”).  In accordance with the limited partnership agreement of IVA VII, 155,240 shares of Class A common stock were distributed to  IVP (Venice), L.P., (“IVP Venice”), an entity controlled by Insight Holdings Group, LLC. The respective partners of the Insight Funds, IVA VII and IVA Coinvestment II, including IVP Venice, did not furnish any consideration in exchange for shares received in connection with the Distribution.

(8)	Held directly by IVA Coinvestment II.
(9)	Held directly by IVP Venice.
(10)
Each share of the issuer's Class B common stock will convert into 1 share of the issuer's Class A common stock (a) at the option of the holder and (b) automatically upon (i) any transfer which occurs after the closing of the issuer's IPO, except for certain permitted transfers, or (ii) the date that is the earliest of (x) the date specified by a vote of the holders of not less than a majority of the outstanding shares of Class B common stock, (y) seven years from the effective date of the IPO and (z) the date that the total number of shares of outstanding Class B common stock ceases to represent at least 15% of all outstanding shares of the issuer's common stock, and has no expiration date.